CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ABATIX ENVIRONMENTAL CORP.

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Corporation hereby adopts the following Certificate of Amendment to its Certificate of Incorporation.

                                   ARTICLE ONE

     The  name  of  the   Corporation  is  Abatix   Environmental   Corp.   (the
"Corporation").

                                  ARTICLE TWO

         The following amendments to the Corporation's Certificate of Incorporation, which was filed in the office of the Secretary of the State of Delaware on December 5, 1998, and amended by that certain Certificate of Amendment to Certificate of Incorporation which was approved by the Directors and Shareholders of the Corporation on January 6, 1989, were adopted by the Directors as of May 20, 1999 and the Shareholders as of May 20, 1999:

         Section "FIRST" of the Corporation Certificate of Incorporation shall be deleted in its entirety and in its place and stead shall be inserted the following provision:

     FIRST: The name of the corporation (hereinafter called the "corporation") is ABATIX CORP.

                                  ARTICLE THREE

         All other provisions of the Certificate of Incorporation of the Corporation, as amended, shall remain in full force and effect.

                                  ARTICLE FOUR

         The number of shares of the Corporation outstanding at the time of such adoption was One Million Seven Hundred Sixty-Two Thousand One Hundred Forty-Eight (1,762,148), and the number of shares entitled to vote thereon was One Million Seven Hundred Sixty-Two Thousand One Hundred Forty-Eight (1,762,148).

                                  ARTICLE FIVE

         The holders of One Million Seven Hundred Sixty-Two Thousand Forty-Eight (1,762,048) shares outstanding and entitled to vote on said amendment have voted for adopting said amendment.

         EXECUTED to be effective as of the 26th day of May, 1999.


                                                     ABATIX ENVIRONMENTAL CORP.,
                                                     A DELAWARE CORPORATION.


                                                     By:/s/ Terry W. Shaver
                                                     Terry W.  Shaver, President